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EXHIBIT 4.5

RESTRICTED STOCK PURCHASE AGREEMENT

        AGREEMENT dated as of            , 200    between 3D SYSTEMS CORPORATION, a Delaware corporation (the "Company"), and                        (the "Director").

        The Restricted Stock Plan for Non-Employee Directors (the "Plan") of 3D Systems Corporation is designed to enhance the ability of the Company to attract, retain and motivate Non-Employee Directors (as defined in the Plan) of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the Company's common stock, par value $0.001 per share ("Common Stock"). The Director is a Non-Employee Director of the Company and is eligible to receive grants of shares of Common Stock under the Plan.

        NOW, THEREFORE, the Company and the Director mutually agree as follows:

Section 1. Purchase and Sale of Stock

        Subject to the terms and conditions hereinafter set forth, the Company hereby sells to the Director and the Director purchases from the Company                         shares of Common Stock for a purchase price of $0.001 per share (subject to adjustment pursuant to Section 7 of the Plan) (the "Issue Price"), receipt of which the Company hereby acknowledges. The Company will deliver to the Director a certificate representing such shares of Common Stock within a reasonable time after execution of this Agreement.

Section 2. Terms and Conditions of Restricted Stock Plan for Non-Employee Directors of 3D Systems Corporation

        The Director agrees that all shares of Common Stock issued pursuant to this Agreement shall be held in accordance with the terms and conditions of the Plan. The authority of the Company to enter into this Agreement and to issue shares of Common Stock pursuant hereto is derived exclusively from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control.

Section 3. Restriction on Transfer

        Except as permitted in Sections 4(d) and 4(e) of the Plan, no shares of Common Stock issued pursuant to this Agreement, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of by the Director so long as the Director shall remain a director of the Company, except that such restrictions may expire earlier as provided by Section 6 of the Plan.

Section 4. Period of Restriction

        Except as provided below in Section 4(d) of the Plan and in Section 4(e) of the Plan, no right to receive shares of Common Stock pursuant to the Plan shall be transferable by any Non-Employee Director and no shares of Common Stock issued pursuant to the Plan, or any interest therein, may be sold, transferred, pledged, encumbered or otherwise disposed of (including, without limitation, by way of gift or donation) by the Non-Employee Director to whom such shares are issued, as long as such Non-Employee Director shall remain a director of the Company. In the case that a Non-Employee Director becomes an employee of the Company, but retains his or her position as a director, the restriction on transferability described in this Section 4(d) shall remain on the Common Stock granted pursuant to this Plan as long as such employee shall remain a director of the Company. Each Non-Employee Director may provide the Company with a written designation in form satisfactory to the Company's counsel designating a person or persons ("Beneficiary") entitled to receive shares to be issued pursuant to a grant of shares under the Plan upon the death of such Non-Employee Director after such grant but prior to the issuance of shares pursuant to such grant. The Company shall honor each such written designation, provided that the Beneficiary named shall take all steps necessary to comply with the Plan, including the payment of the Issue Price (as defined below) if not paid by the Non-Employee Director and the execution of any agreement reasonably required by counsel to the Company in order to comply with the Plan or with federal or state securities laws or other legal requirements.

Section 5. Undertakings of Director

        The Director represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), with respect to such shares, and he or she will indemnify the Company for any costs, liabilities and expenses that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to such shares.

Section 6. Government and Other Regulations and Restrictions; Legends

        The obligation of the Company to issue Common Stock upon execution of this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. The Director consents to the imprinting of the following legend on any certificate or certificates evidencing such shares and to the entry of a stop- transfer order with respect thereto in the records of the Company's transfer agent:

  The shares represented by this certificate may be sold, transferred or otherwise disposed of only if registered under the Securities Act of 1933, as amended, or if in the opinion of counsel to 3D Systems Corporation, an exemption from registration is available.

        The Director also acknowledges that, so long as the restrictions on transfer imposed by the Plan remain in effect, all shares issued under the Plan shall be represented by certificates that will be imprinted with the legend substantially in the following form:

  This certificate and the shares represented hereby are held subject to the terms of the Restricted Stock Plan for Non-Employee Directors (the "Plan") of 3D Systems Corporation, which provides that neither the shares issued pursuant thereto, nor any interest therein, may be sold, transferred, pledged, encumbered or otherwise disposed of (including, without limitation, by way of gift or donation) except in accordance with the Plan. A copy of the Plan is available for inspection at the executive offices of 3D Systems Corporation.

and shall have in effect a stop-transfer order with respect thereto. Upon the expiration of the restrictions imposed by the Plan or otherwise, the Director may surrender to the Company the certificate(s) representing such Common Stock in exchange for a new certificate(s), free of the above legend, or for a statement from the Company representing such shares in book entry form free of such legend.

Section 7. Registration of Shares

        The Company shall use its reasonable commercial efforts to cause the Common Stock to be issued pursuant to this Plan to be registered under the Securities Act of 1933, as amended (the "Securities Act"), but otherwise shall be under no obligation to register shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective registration statement under the Securities Act covering such shares of Common Stock, the Non-Employee Director to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Non-Employee Director has had access or will, by reason of such person's service as a director of the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of Common Stock pursuant to the Plan; (ii) such Non-Employee Director has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition; (iii) it is the intention of such Non-Employer Director to acquire and hold such shares for investment and not for the resale or distribution thereof; (iv) such Non-Employer Director will comply with the Securities Act and the Securities Exchange Act with respect to such shares; and (v) such Non-Employer Director will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Securities Exchange Act occasioned by any act or omission on his or her part with respect to such shares.

Section 8. No Rights in Common Stock

        No Non-Employee Director or Beneficiary shall have any interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to shares of Common Stock granted pursuant to the Plan unless, and until, shares of Common Stock actually are issued to such person and then only from the date such person becomes the record owner thereof.

Section 9. Notices

        Any notice that either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Company at 26081 Avenue Hall, Valencia, California 91355, attention of the Secretary of the Company, or to the Director at the address set forth below or at such other address as either party may designate by notice to the other.

Section 10. Adjustments

        In the event of changes in the common stock of the Company after the Effective Date by reason of any stock dividend, split-up, combination of shares, reclassification, recapitalization, merger, consolidation, reorganization or liquidation: (a) the restriction provided in Section 4(d) and the requirement of a legend on stock certificates provided in Sections 9 and 10(d) shall apply to any securities issued in connection with any such change in respect of stock which has been granted under the Plan; and (b) appropriate adjustments shall be made by the Board as to (i) the number of shares to be delivered and the Issue Price where such change occurred after the date of the grant but before the date the stock covered by the grant is delivered; and (ii) the number and class of shares available under the Plan in the aggregate, which changes shall be made in accordance with Section 7 of the Plan as then in effect.

Section 11. Successors

        The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy, or representative of creditors of such person.

Section 12. Company's Right to Terminate Retention; Non-Exclusivity

        Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Non-Employee Directors, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board any right to continued membership on the Board.

Section 13. Tax Withholding

        The Company shall make appropriate provisions for the payment of any Federal, state or local tax or any other tax that may be required by law to be withheld by reason of a grant or the issuance of shares of Common Stock pursuant to the Plan.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

3D SYSTEMS CORPORATION
By
Name:
Title:
DIRECTOR

Name:

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RESTRICTED STOCK PURCHASE AGREEMENT